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         The Cosmetic Center, Inc. ("Cosmetic"), a majority owned subsidiary of
Revlon Consumer Products Corporation ("RCPC") and an indirect majority owned subsidiary of Revlon, Inc. (Public Co.) as a result of the merger of Prestige Fragrance & Cosmetics, Inc. with and into Cosmetic, hereby agrees to be bound by all of the terms of the Tax Sharing Agreement dated as of June 24, 1992 (as amended on February 28, 1995 and January 1, 1997) by and among Mafco Holdings, Inc., Revlon Holdings Inc., Public Co., RCPC and the Subsidiaries of Public Co. that are signatories thereto.


Dated:  April 25, 1997

                                            THE COSMETIC CENTER, INC.


                                            By: /s/ Stanley B. Dessen
                                               ------------------------------
                                                Name: Stanley B. Dessen
                                                Title: Vice President